International Financier Jim Rogers Joins Board of Directors of FAB Universal

PITTSBURGH, PA – June 18, 2013 – FAB Universal (NYSE MKT: FU), a worldwide distributor of digital entertainment, today announced that international financier and Quantum Fund co-founder, Jim Rogers, was named to the board of directors of FAB Universal today.

Mr. Rogers, just returning from a special visit to FAB’s Beijing offices where he inspected FAB’s wholesale, retail, kiosk, talent management and live performance businesses, has stressed on many occasions his long-term belief in the digital media and entertainment industry in China.  Mr. Rogers is a regular on Fox Business News, CNBC and Bloomberg TV and a renowned author penning several top sellers including A Bull in China and A Gift to My Children.  Visit Jim Rogers’ YouTube Channel here to see many of his business television interviews and you can view several of his literary work here.

"Mr. Rogers has provided leadership and guidance to multiple organizations over the years and his vast business experience will allow him to have a very positive impact on our organization.  On behalf of the Board of Directors, we’d like to welcome Mr. Jim Rogers to the board of directors of FAB Universal,” states Zhang Hongcheng, Chairman of the Board of FAB Universal Corp.  “We look forward to working with Mr. Rogers to represent the interests of FAB shareholders worldwide and help the company realize its tremendous potential.  With Mr. Rogers’ position and experience in the international financial community FAB has strengthened its leadership for our global expansion plans.”

About Jim Rogers

Jim Rogers is a world famous investor, financial professor and author. Mr. Rogers was the co-founder of the Quantum Fund and creator of the Rogers International Commodities Index (RICI). He was called the “Father of Austria Stock Market” and praised as, "For no one other than Jim Rogers can grasp the general trend," by the legendary investor Warren Buffett.  Mr. Rogers is presently the Chairman of Beeland Interests, Inc.

Mr. Rogers graduated with a bachelor's degree in History from Yale University in 1964. He then acquired a second BA degree in Philosophy, Politics and Economics from Balliol College, Oxford University in 1966. The Quantum Fund was one of the first truly international funds. From 1970 to 1980, performance of Quantum Fund gained 4200% while the S&P advanced about 47%. In 1980, Mr. Rogers decided to "retire", and spent some of his time traveling on a motorcycle around the world. Since then, he has been a guest professor of finance at the Columbia Business School.

In 1998, Rogers founded the Rogers International Commodity Index. In February 2011, Rogers announced that he has started a new index fund that focuses on "the top companies in agriculture, mining, metals and energy sectors as well as those in the alternative energy space including solar, wind and hydro." The index is called

The Rogers Global Resources Equity Index and according to Rogers, only the best and most liquid companies go into the index.

Visit Jim Rogers’ YouTube Channel here to see many of his business television interviews and you can view several of his literary work here.

About FAB Universal Corp:

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution.  FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores, Retail Licensees and online through Apple iTunes and Google Android through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution.  We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries.  Sales of digital media are generated through kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2012, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations.  We are a publicly-held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services or changes in our business strategies.

Investor Relations Contact:

Arthur Douglas & Associates

Art Batson, 407-478-1120